Exhibit 99.1

MANITEX INTERNATIONAL ACQUIRES LOAD KING SPECIALIZED TRAILER BUSINESS

CUSTOM ENGINEERED TRAILERS AND HAULING SYSTEMS ADD TO

PRODUCT OFFERING FOR SPECIALIZED INDUSTRIAL MARKETS

Bridgeview, IL, Jan 4th, 2010 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts and special mission oriented vehicles, today announced that it has acquired the assets and certain liabilities of Load King Trailers, an Elk Point, South Dakota-based manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment, from Genie Industries, Inc., a subsidiary of Terex Corporation. (NYSE: TEX) for a total consideration of $3.1 million, consisting of a promissory note of $2.75 million, Manitex shares valued at $250,000 and cash of $100,000. Load King’s last five years average annual revenues were approximately $23 million.

Andrew Rooke, President and C.O.O. of Manitex International commented, “We are excited to add another niche product line with a well-recognized quality brand name and accomplished management team, to the Manitex family. The acquisition brings us additional government and military relationships, outstanding manufacturing capabilities and a strong distribution network, particularly within the energy, railroad and construction industries. The addition of Load King will create additional market opportunities for us as we leverage our distribution networks where we can offer the new Load King new product lines to our current dealers, and offer Manitex’s core products to Load King’s dealership network”

“We anticipate moderate revenue and cash flow contributions in the second half of 2010 from Load King, with a more substantial impact occurring in following years as construction equipment sales growth accelerates with the recovery of this sector.” concluded Mr. Rooke.

Tim Maxson, named as President and General Manager of Load King, stated, “Load King has a strong industry reputation for high quality customized trailers. The opportunity to become part of the Manitex organization supports our strategy of continuing to provide our customers with “best in class” service and quality in all aspects of our business. Manitex will offer Load King access to a customer base that can be leveraged to grow our existing market share while contributing to the Manitex bottom line through another strong brand.”

Maxson continued “This company was built on innovative products such as our Signature Series detachable goose neck trailer, the Eze Fold designs as well as the “Originator” bottom dump trailers. Our “full solution provider” strategy will remain the cornerstone of our customer approach since these are foundational principles that made Load King successful and will keep us on the leading edge of our industry.”

Load King commenced operations in 1956 and has manufactured and sold highly engineered trailers in North America and internationally. Its specialized markets include, railroad, construction, oilfield and transportation. Full restoration services through Precision Trailer Restoration, a division of Load King will also be an integral part of Load Kings full service approach to serving the industry.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com